Exhibit 5.1

October 29, 2024

Windstream Parent, Inc.

4005 Rodney Parham Road

Little Rock, Arkansas 72212

Registration Statement on Form S-4

of Windstream Parent, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Windstream Parent, Inc., a Delaware corporation (the “Company”), to be renamed Uniti Group Inc. (“New Uniti”) following the Merger (as defined herein), in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 (File No. 333-281068), as amended (the “Registration Statement”). The Registration Statement registers shares of common stock of New Uniti (the “New Uniti Shares”), to be issued by the Company in connection with the merger (the “Merger”) of an affiliate of the Company with and into Uniti Group, Inc. (“Uniti”), with Uniti surviving as a wholly owned subsidiary of the Company, as contemplated by the Agreement and Plan of Merger, dated as of May 3, 2024, by and between Uniti and Windstream Holdings II, LLC, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of July 17, 2024 (as it may be further amended or supplemented from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, upon consummation of the Merger, each issued and outstanding share of Uniti’s common stock, par value $0.0001 per share, will automatically be canceled and retired and converted into the right to receive a fixed number of New Uniti Shares calculated in accordance with the Exchange Ratio (as defined in the Merger Agreement).

In rendering the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, corporate or other organizational documents and records of the Company and such certificates of public officials, officers and representatives of the Company and other persons as we have deemed appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and other persons delivered to us and (c) made such investigations of law as we have deemed appropriate as a basis for such opinion. In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents that we examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies and (iv) the legal capacity of all natural persons executing documents.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that the New Uniti Shares will be, upon issuance, duly authorized and that, when the Registration Statement has become effective under the Act and the New Uniti Shares have been issued and delivered in accordance with the Merger Agreement, the New Uniti Shares will be validly issued, fully paid and non-assessable under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus forming a part thereof. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, as in effect as of the date hereof.

Very truly yours, /s/ Debevoise & Plimpton LLP

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